EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-111302, 333-128338 and 333-134896 and Form S-3 No. 333-127154) of NitroMed, Inc. and in the related Prospectus of our reports dated March 6, 2007, with respect to the financial statements of NitroMed, Inc., NitroMed, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NitroMed, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 6, 2007